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Exhibit 10.19

EMPLOYMENT AGREEMENT

        AGREEMENT made as of this February 27, 2004 (the "Effective Date"), between The AES Corporation, a Delaware corporation (the "Company"), and Robert F. Hemphill, Jr. (the "Executive").

        WHEREAS, the Executive is currently employed by the Company in the position of Executive Vice President and the Company wishes to ensure the continued employment of the Executive with the Company;

        WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the continuing employment relationship of the Executive with the Company (this "Agreement");

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Employment.    The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

        2.    Term.    The term of this Agreement (the "Term") shall commence as of the Effective Date and shall end on December 31, 2005, provided, however, that commencing on January 1, 2005, and on each subsequent January 1 (each such January 1, a "Renewal Date"), the Term shall automatically be extended for one (1) additional year unless, not later than the date which is six (6) months prior to such Renewal Date, the Company or the Executive shall have given notice not to extend the Term for such one (1) additional year; and further, provided, that if a Change in Control (as hereinafter defined) occurs during the Term, the Term shall not end prior to the second anniversary of such Change in Control.

        3.    Position and Duties.    The Executive shall serve as Executive Vice President of the Company and shall have such responsibilities, duties and authorities consistent with such position as may from time to time be assigned to the Executive by the Chief Executive Officer of the Company (the "CEO"). The Executive shall report to the CEO. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company; provided, however, that the Executive will be permitted to serve as a director to other for-profit and not-for-profit organizations and corporations so long as (a) such service does not materially interfere with the performance of his obligations hereunder, (b) such organizations and corporations are not competitive in any business area in which the Company is engaged during the Employment Period and (c) such service, if first assumed after the Effective Date, is approved by the Board of Directors of the Company (the "Board") prior to the commencement of such service. The Executive shall furnish to the Company a list of each such entity on the Effective Date and shall update such list as appropriate.

        4.    Place of Performance.    In connection with the Executive's employment by the Company, the Executive shall initially perform his duties and conduct his business, and his initial principal place of employment shall be, at the Executive's principal place of employment immediately prior to the Effective Date, except for required travel on the Company's business. From and after the Effective Date, and prior to the occurrence of a Change in Control (as defined in Section 8(h) hereof), the Company shall have the ability, consistent with its overall business needs, to change the Executive's principal place of employment.

        5.    Compensation and Related Matters.

          (a)    Salary.    During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of $465,000, which salary shall be reviewed annually by the Board (or a committee thereof) for possible increase but not decrease; provided, however, that once the Executive's annual base salary is increased, it may not thereafter be decreased during the Term, as such Term may be extended pursuant to the terms hereof (such salary, as it may be increased, the "Base Salary"). The Base Salary shall be paid in substantially equal installments, no less frequently than monthly, in accordance with the Company's standard payroll practices.

          (b)    Annual Bonuses.    With respect to each fiscal year of the Company during the Term, the Executive shall be eligible to receive an annual bonus with a target of 105% of his Base Salary, payable based on the achievement of corporate performance goals and/or other conditions that are established by the Compensation Committee of the Board and which are generally applicable with respect to annual bonuses for other senior executive officers of the Company. For purposes of the preceding sentence, the annual bonus in respect of fiscal year 2002 shall apply for the six-month period commencing July 1, 2002 and shall be pro rated accordingly.

          (c)    Long-Term Compensation.    The Executive shall be eligible to participate in all of the Company's long-term cash and equity award and equity-based grant programs applicable to, and on a basis no less favorable than, other senior executive officers of the Company, in accordance with the terms and conditions of such plans.

          (d)    Other Benefits.    The Executive shall be eligible to participate in all employee benefit plans and arrangements of the Company applicable to, and on a basis no less favorable than, other senior executive officers (including, without limitation, medical, dental, vision, hospitalization, life insurance, short-term disability, long-term disability, accidental death and dismemberment protection, travel accident insurance plans, fringe benefits and perquisites).

          (e)    Vacations.    The Executive shall be entitled to four (4) weeks of vacation in each calendar year.

          (f)    Expenses.    During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, subject to submission of appropriate documentation in accordance with Company policy.

          (g)    Indemnification.    The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or employee of the Company or is or was serving at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators.

        6.    Directorships/Other Offices.    The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is from time to time provided by the Company or any of its subsidiaries to its other directors and senior executive officers.

        7.    Termination.    Subject to the provisions of this Agreement, the Executive's employment hereunder may be terminated under the following circumstances:

          (a)    Death.    The Executive's employment shall terminate upon his death.

          (b)    Disability.    If, the Executive is unable, due to physical or mental incapacity, to substantially perform his full time duties and responsibilities under this Agreement for a period of six (6) consecutive months (as determined by a medical doctor selected by Company and Executive) the Company may terminate the Executive's employment for "Disability". If the parties cannot agree on a medical doctor for purposes of such determination of Disability, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

          (c)    Termination by the Company/Cause.

            (i)    The Company may terminate the Executive's employment (A) for Cause or (B) without Cause.

            (ii)    For purposes of this Agreement, "Cause" shall mean (A) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive's incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, or (B) the willful engaging by the Executive in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes a violation of Section 11 hereof). No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice from the Board to Executive setting forth the reasons for Company's intention to terminate for Cause and (2) delivery to the Executive of a Notice of Termination, which shall include a resolution duly adopted by the affirmative vote of two-thirds or more of the Board then in office at a meeting of the Board called and held for such purpose, and at which the Executive, together with his counsel, is given an opportunity to be heard, finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this section and specifying the particulars thereof in detail.

          (d)    Termination by the Executive.

            (i)    The Executive may terminate his employment for (A) Good Reason or (B) without Good Reason.

            (ii)    For purposes of this Agreement, "Good Reason" shall mean, without the Executive's written consent, any material breach of this Agreement by the Company which is not cured within ten (10) days of a written notice by the Executive. A material breach of this Agreement shall include, but not be limited to, (A) the failure by the Company to have any successor to all or substantially all of the business and/or assets of the Company expressly assume and agree to perform this Agreement in accordance with Section 12 hereof, (B) the Company requiring the Executive to report to any person other than the CEO, (C) following a Change in Control, the relocation of the Executive's principal place of employment to a site outside of the metropolitan area of the Executive's previous principal place of employment, (D) following a Change in Control, any significant adverse change in the Executive's overall responsibilities, duties and authorities from those in place immediately prior to such Change in Control, provided that the fact that the Executive continues to report to the CEO following a Change in Control will not preclude the Executive from claiming that a significant adverse change in the Executive's overall responsibilities, duties and authorities has occurred, and (E) following a Change in Control, the failure by the Company to continue the Executive's participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the Executive immediately prior to such Change in Control. For purposes of any determination regarding the existence of Good Reason following a Change in Control, any good faith claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

          (e)    Notice of Termination.    Any termination of the Executive's employment by the Company or by the Executive (other than a termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (f)    Date of Termination.    "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

        8.    Compensation Upon Certain Events.

          (a)    Any Termination of Employment.    Subject to Section 19 hereof, if the Executive's employment with the Company is terminated for any reason, in addition to any amounts and benefits provided pursuant to the remainder of this Section 8, the Company shall pay or provide to the Executive (i) any fully earned but unpaid bonus for completed periods, subject to any deferral election that the Executive has made with respect to such amounts, (ii) any expense reimbursements owed to the Executive by the Company and (iii) all compensation and benefits that are due to the Executive under the terms of the Company's compensation and benefit plans, programs and arrangements in accordance with the terms of such plans, programs and arrangements.

          (b)    Disability.    Subject to Section 19 hereof, if the Executive's employment with the Company is terminated by reason of the Executive's Disability, then (i) the Executive shall receive disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the Company, (ii) the Company shall pay to the Executive his Base Salary through the end of the month immediately preceding the month in which such disability benefits commence and (iii) the Company shall pay to the Executive at the time bonuses are customarily paid to senior executive officers a bonus for the year in which such termination of employment occurs equal to the Executive's annual bonus for such year, as described in Section 5(b) hereof, multiplied by a fraction, the numerator of which is the number of days during such year that the Executive was employed by the Company and the denominator of which is 365 (the "Pro Rata Bonus").

          (c)    Death.    If the Executive's employment is terminated by reason of the Executive's death, then (i) the Company shall pay to his legal representative the Executive's Base Salary through the Date of Termination (the "Earned Salary") and (ii) the Company shall pay to the Executive's legal representative the Pro Rata Bonus.

          (d)    By the Company for Cause.    Subject to Section 19 hereof, if the Executive's employment with the Company shall be terminated by the Company for Cause, then the Company shall pay to the Executive the Earned Salary.

          (e)    By the Company other than for Disability or Cause; By the Executive for Good Reason.    Subject to Section 19 hereof, if the Company shall terminate the Executive's employment other than for Disability or Cause or the Executive shall terminate his employment for Good Reason, then:

            (i)    the Company shall pay to the Executive the Earned Salary;

            (ii)    the Company shall pay to the Executive the Pro Rata Bonus;

            (iii)    except as provided in paragraph (g) below, the Company shall pay to the Executive, within ten (10) days following the Date of Termination, a cash lump sum equal to the product of (A) one (1) and (B) the sum of (1) the annual Base Salary rate in effect for the Executive immediately preceding the Date of Termination, disregarding any reduction in annual Base Salary which constitutes Good Reason hereunder and (2) the Executive's target bonus for the year in which the Date of Termination occurs;

            (iv)    except as provided in paragraph (g) below, for the twelve (12) month period immediately following the Date of Termination, the Executive shall continue to participate in all medical, dental, hospitalization, life insurance and other welfare, fringe benefit and perquisite plans and programs, in each case in which he was participating on the Date of Termination (or, if any such plan or program does not permit his participation, the Company shall provide the Executive with the economic equivalent on an after-tax basis). Benefits or payments otherwise receivable by the Executive pursuant to this Section 8(e)(iv) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a subsequent employer during the twelve (12) month period following the Date of Termination (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); and

            (v)    except as provided in paragraph (g) below, each option to acquire common stock of the Company granted under a Company incentive plan or other arrangement that is held by the Executive on the Date of Termination shall remain outstanding, and shall continue to vest according to its terms as if the Executive remained employed by the Company, until the earlier of (i) the end of the original term of such option or (ii) the second anniversary of the Date of Termination.

          (f)    Upon Termination of Employment by the Executive Other Than for Good Reason or Other Than by Reason of Death.    Subject to Section 19 hereof, if the Executive terminates his employment with the Company other than for Good Reason or other than by reason of his death, then the Company shall pay to the Executive the Earned Salary.

          (g)    Change in Control.    Subject to Section 19 hereof, if the Executive's employment is terminated by the Company other than for Cause or Disability or if the Executive terminates his employment for Good Reason, in either case within two (2) years following a Change in Control, then (i) the Executive shall receive the payments and benefits set forth in Section 8(e) above, except that the one (1) times multiplier set forth in Section 8(e)(iii) shall be increased to three (3), (ii) the twelve (12) month benefit continuation period set forth in Section 8(e)(iv) shall be extended to thirty-six (36) months and (iii) each option held by the Executive described in Section 8(e)(v) shall vest and become immediately exercisable in full on the Date of Termination and shall remain exercisable until the earlier of (A) the end of the original term of such option or (B) the fourth anniversary of the Date of Termination.

          (h)    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            (i)    "Change in Control" shall mean the occurrence of any one of the following events:

              (A)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) of paragraph (C) below; or

              (B)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

              (C)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

              (D)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

    Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

            (ii)    "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

            (iii)    "Beneficial Owner" shall have the meaning used in Rule 13d-3 promulgated under the Exchange Act.

            (iv)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (v)    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

        9.    Excise Tax Reimbursement.

          (a)    If any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

          (b)    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (c)    In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

        10.    No Mitigation.    The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except as specifically provided in this Agreement.

        11.    Non-competition/ Inventions/ Confidential Information.    The Executive agrees that restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:

          (a)    Subject to Section 11(h) hereof, while the Executive is in the employment of the Company and for a period of twelve (12) months after a termination of Executive's employment with the Company (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in Competitive Activity. For purposes of this Agreement, "Competitive Activity" means any activity that is (i) directly or indirectly competitive with the business of the Company or any of its Subsidiaries, as conducted or which has been proposed by management to be conducted within six (6) months prior to termination of the Executive's employment and (ii) conducted in the geographic areas in which the Company or any of its Subsidiaries operate on the Executive's Date of Termination. Competitive Activity also includes without limitation accepting employment or a consulting position with any person who is, or at any time within twelve (12) months prior to termination of the Executive's employment has been, a licensee of the Company or any of its Subsidiaries. For the purposes of this Section 11, the business of the Company and its Subsidiaries, as currently conducted, consists of the generation, sale, supply or distribution of electricity.

          (b)    The Executive agrees that during the Non-Competition Period, the Executive will not, either directly or through any agent or employee, Solicit any employee of the Company or any of its Subsidiaries to terminate his or her relationship with the Company or any of its Subsidiaries or to apply for or accept employment with any enterprise engaged in Competitive Activity with the Company, or Solicit any customer, supplier, licensee or vendor of the Company or any of its Subsidiaries to terminate or materially modify its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its Subsidiaries.

          (c)    The Executive and the Company further agree that following any termination of the Executive's employment, (i) the Executive shall not make statements or representations, otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly, or indirectly, disparage or be damaging to the Company or any if its Subsidiaries or affiliates or their respective former or current officers, directors, employees, advisors, businesses or reputations, (ii) the Company shall instruct its Board members and senior management to not make statements or representations, otherwise communicate, directly, or indirectly, in writing, orally or otherwise, or take any action which may, directly, or indirectly, disparage or be damaging to the Executive or his reputation. Nothing in this paragraph is intended to undermine any obligations the Executive or the Company may have to comply with applicable law, or prohibit the Executive or the Company from providing truthful testimony or information pursuant to subpoena, court order, discovery demand or similar legal process, or truthfully responding to lawful inquiries by any governmental or regulatory entity.

          (d)    Nothing in this Agreement shall prevent the Executive, during the Non-Competition Period and following termination of employment hereunder, from acquiring or holding, solely as an investment, publicly traded securities of any competitor corporation so long as such securities do not, in the aggregate, constitute more than 3% of the outstanding voting securities of such corporation.

          (e)    Executive agrees that all inventions, improvements, discoveries, patents, trade concepts and copyrightable materials made, conceived or developed by Executive during the Term, in respect of the business of the Company, either singly or in collaboration with others, shall be the sole and exclusive property of the Company.

          (f)    The Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Subsidiaries and that the Executive may learn of Confidential Information during the course of his employment under this Agreement. The Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall not disclose to any person (except as required by applicable law or legal process or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries, or in connection with any litigation between the Company and the Executive (provided that the Company shall be afforded a reasonable opportunity in each case to obtain a protective order)), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

          (g)    Without limiting the foregoing, it is understood that the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Section 8 hereof in connection with the termination of Executive's employment (other than by reason of death), and shall be entitled to recoup the pro rata portion of any such payments and of the value of any such benefits previously provided to the Executive in the event of a material breach by the Executive of the provisions of this Section 11 (such pro ration to be determined as a fraction, the numerator of which is the number of days from such breach to the first anniversary of the date on which the Executive terminates employment and the denominator of which is 365), which breach continues without having been cured within fifteen (15) days after written notice to the Executive specifying the breach in reasonable detail.

          (h)    Following a Change in Control, the covenants contained in Section 11(a) hereof shall cease to apply.

          (i)    Definitions.    For purposes of this Section 11, the following definitions shall apply:

            (i)    "Confidential Information" means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its Subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company. Confidential Information includes without limitation such information relating to (A) the development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its Subsidiaries, (B) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (C) the identity and special needs of the customers and suppliers of the Company and its Subsidiaries and (D) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Subsidiaries have received belonging to others or which was received by the Company or any of its Subsidiaries with an agreement by the Company that it would not be disclosed. Confidential Information does not include information which (1) is or becomes available to the public generally (other than as a result of a disclosure by the Executive), (2) was within the Executive's possession prior to the date hereof or prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (3) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (4) was independently developed the Executive without reference to the Confidential Information.

            (ii)    "Subsidiary" means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by the Company directly or indirectly through one or more Subsidiaries.

            (iii)    "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.

          (j)    The provisions of this Section 11 shall survive the expiration or termination of the Term.

        12.    Successors; Binding Agreement.

          (a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and, except in determining under Section 8(h) hereof whether or not any Change in Control of the Company has occurred, any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b)    This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        13.    Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    Robert F. Hemphill, Jr.
    9306 Kendale Road
    Potomac, MD 20854

    If to the Company:

    The AES Corporation
    1011 North 19th Street
    Arlington, VA 22209
    Attn: Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        14.    Miscellaneous.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

        15.    Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        16.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        17.    Injunctive Relief.    The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to

Section 11 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 11 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, and notwithstanding any provision of this Agreement to the contrary, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provisions of Section 11 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

        18.    Resolution of Disputes.    Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Arlington, Virginia in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses; provided, that the Company shall reimburse the Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding; and further provided, that if the events to which such dispute relates occurred on or after a Change in Control, the Executive shall be reimbursed by the Company for all such reasonable costs and expenses incurred by the Executive in seeking good faith to enforce his rights hereunder. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief pursuant to Section 17 hereof without otherwise waiving the right to exclusive arbitration of all other disputes.

        19.    Release.    The Company shall not be required to make any payment pursuant to Section 8 hereof in connection with the termination of Executive's employment (other than by reason of death) unless and until the Executive executes a standard form of release provided by the Company.

        20.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. In the event of any inconsistency between any provision of this Agreement and any provision applicable to the Executive in any plan, program, policy or other agreement of the Company, the provisions of this Agreement shall control to the extent that such provisions of this Agreement are more favorable to the Executive.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE	THE AES CORPORATION
/s/ ROBERT F. HEMPHILL	By:	/s/ BRIAN A. MILLER
Robert F. Hemphill, Jr.	Name:	Brian A. Miller
	Title:	Vice President

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EMPLOYMENT AGREEMENT